Exhibit 99.1

NEWS RELEASE

127 Industry Boulevard  •  N. Huntingdon, PA 15642  •  (724) 863.9663

FOR IMMEDIATE RELEASE

ExOne Updates 2013 Revenue Expectations

•	Certain 2013 machine sales now expected in first half of 2014

•	Complete inventory of M-Flex™ machines sold out

NORTH HUNTINGDON, PA, January 14, 2014 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and printed products to industrial customers, announced today that it expects 2013 revenue to be in the range of $40 million to $42 million. This compares with previous revenue guidance of approximately $48 million. The shortfall primarily relates to machine sales not yet completed for customers in Russia, India, Mexico and France, some of which involve approval processes that were deferred into 2014. The specific machines to be sold are four S-Max™ and one S-Print™.

The Company also noted that it sold its complete inventory of six M-Flex™ machines in 2013. The first M-Flex™ was sold in the third quarter of 2013. This machine platform was introduced to satisfy the demand for a large range of industrial customers that are interested in directly printing metals, ceramic and glass products.

S. Kent Rockwell, Chairman and CEO, noted, “Although this reduction in fourth quarter 2013 machine sales impacts our revenue expectations for the quarter and year, we have not lost a single order and expect these sales to be completed in the first half of 2014. While naturally we are disappointed with this shift in timing for these machines, we remain enthusiastic with the growing interest in the ExOne binder jetting technology from our global customers for all industrial material applications. We believe that these machine sale delays are only due to timing and no other factor. We also expect to quadruple production and triple sales of the M-Flex™ in 2014.”

He concluded, “We remain confident that our previously stated long-term 40% to 50% annual organic revenue growth goal is achievable again in 2014. We continue to see the industrial market evolving toward 3D printing and are pursuing opportunities to expand our strategies. We have made a substantial effort for a company our size to undertake the acquisition strategy that we announced in our follow-on offering completed in September 2013, and we have incurred expenses in the fourth quarter of 2013 related to such efforts. We will continue to explore opportunities to complement our organic growth with strategic acquisitions or alliances in 2014.”

This press release does not contain final results for the fourth quarter or the 2013 fiscal year. ExOne expects the final closing of the financial statements and completion of the annual audit of the Company’s 2013 financial results to occur in March 2014. The Company plans to issue its fourth quarter and full year 2013 financial results after the closing of financial markets on March 19, 2014, and to host a conference call and webcast to review the financial and operating results for the quarter, along with its corporate strategies and outlook on March 20, 2014.

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ExOne Updates 2013 Revenue Expectations

January 14, 2014

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its seven production service centers (“PSCs”), which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Brian Smith Chief Financial Officer (724) 765-1350 brian.smith@exone.com	Deborah K. Pawlowski Kei Advisors LLC (716) 843-3908 dpawlowski@keiadvisors.com